February 21, 2020

Elaine Marion
Chief Financial Officer
EPLUS INC
13595 Dulles Technology Drive
Herndon, VA 20171

       Re: EPLUS INC
           Form 10-K for the Fiscal Year Ended March 31, 2019
           Filed May 23, 2019
           File No. 1-34167

Dear Ms. Marion:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services